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                                                                  Exhibit 2.1(a)

                          Form of Affiliate Agreement
                          ---------------------------


                               February __, 1996

FSI International, Inc.
322 Lake Hazeltine Drive
Chaska, MN 55318

Gentlemen:

This letter is delivered to you in compliance with Section 5.18 of the Agreement and Plan of Reorganization (the "Agreement") dated as of February __, 1996 among FSI International, Inc. ("FSI"), Spectre Acquisition Corp., and Semiconductor Systems, Inc. (the "Company"). Pursuant to the terms of the Agreement, I may receive shares of common stock, no par value, of FSI ("FSI Common Stock") in exchange for the shares of common stock, no par value, of the Company ("SSI Common Stock") owned by me at the effective time of the Merger as determined pursuant to the Agreement. All capitalized terms used herein unless otherwise identified shall have the same meaning as in the Agreement.

(1) I have been advised that as of the date hereof I may be deemed to be an "affiliate" of the Company as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

(2) I agree with you not to dispose of any such shares of FSI Common Stock in any manner that would violate the Act or any applicable rule or regulation promulgated thereunder.

(3) I have been advised that the issuance of the FSI Common Stock to me pursuant to the Merger must, since I may be deemed to be an affiliate of the Company at the time the Merger is submitted to a vote of the shareholders of the Company, be held by me indefinitely unless (i) the disposition of the FSI Common Stock has been registered under the Act, (ii) a sale of the FSI Common Stock is made in conformity with the volume and other limitations of Rule 145(d) promulgated under the Act, or (iii) FSI shall have received an opinion of counsel satisfactory to FSI to the affect that some other exemption from registration is available with respect to such disposition.

(4) I further agree with you that the certificate or certificates representing such shares of FSI Common Stock may bear, to the extent practicable, a legend in substance similar to that set forth below and that stop-transfer instructions may be filed with respect to such shares with the transfer agent for such shares:
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          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated February __, 1996, between the registered holder hereof and FSI International, Inc., a copy of which agreement is on file at the principal offices of FSI International, Inc."

(5) Notwithstanding anything to the contrary in this letter, in order to ensure that FSI may account for the transactions contemplated by the Agreement as a pooling of interests, I agree not to sell, contract to sell or otherwise dispose of any shares of SSI Common Stock, or Common Stock which I receive in connection with the Merger, or reduce my risk relating thereto, during the period beginning 30 days before the Effective Time and ending at such time after the Effective Time as FSI has published financial results covering at least 30 days of combined operations; I understand that a legend to such effect will be placed on my certificate or certificates for the FSI Common Stock.

(6) It is understood and agreed that the legend set forth in paragraph (4) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to FSI a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to FSI, to the effect that such legend is not required for purposes of the Securities Act or upon the sale of the shares of FSI Common Stock in conformity with the provisions of Rule 145.

(7) I hereby agree that I will, at the Shareholders Meeting of the Company to be called pursuant to Section 5.2 of the Agreement, vote or cause to be voted all the shares of SSI Common Stock held of record or beneficially by me in favor of the Merger. To the extent that this agreement to vote shares in favor of the Merger may be deemed to constitute a sale or offer to sell any security, including, without limitation, the Parent Common Stock to be exchanged for my SSI Common Stock pursuant to the Merger, under the Act, or any rule or regulation of the SEC thereunder, I hereby acknowledge that my knowledge and experience in financial and business matters is such that I am capable of evaluating the merits and risks of any investment decision involved in the making of such agreement. I also acknowledge that I have received all information necessary, including, but not limited to, copies of the Parent SEC Reports, to make any such investment decision. I acknowledge that I have been given the opportunity to ask questions of representatives of Parent with respect to such information prior to the making of any investment decision.
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     I further represent and warrant that I have carefully read this letter and the Agreement and have discussed the voting agreement and the limitations upon my ability to dispose of FSI Common Stock set forth herein, to the extent I felt necessary, with my counsel or counsel for Company.


                                 Very truly yours,

                                 ____________________________________
                                             (Signature)

                                 ____________________________________
                                         (Please print name)

CONFIRMED AND AGREED TO

This _____ day of February __, 1996


FSI International, Inc.

By _______________________________

Its _______________________________